UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2009

Thomas Weisel Partners Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	No. 000-51730	No. 20-3550472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Montgomery Street San Francisco, California		94104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 364-2500

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

As previously reported, the Staff  (the “Staff”) of the Enforcement Department of the Financial Industry Regulatory Authority (“FINRA”) has been conducting an inquiry into the purchases of auction rate securities (“ARS”) through “downstream” broker-dealers, including Thomas Weisel Partners LLC (“TWP”), a subsidiary of Thomas Weisel Partners Group, Inc. (the “Company”).  TWP has been responding to the Staff’s requests for documents, testimony and other information.

On July 23, 2009, the Staff advised TWP that it has made a preliminary determination to recommend disciplinary action in connection with TWP’s transactions in ARS on behalf of its customers, including transactions for and with the Company.  The Staff’s recommendation involves potential violations of FINRA and Municipal Securities Rulemaking Board rules and certain anti-fraud and other provisions of the federal securities laws in connection with the purchases and sales of ARS and certain statements and disclosures made in connection with those purchases and sales.  A Staff preliminary determination is neither a formal allegation nor is it evidence of wrongdoing.  TWP now has the opportunity to provide its perspective on relevant events and alleged conduct and to address issues raised prior to any formal action being taken.

TWP is continuing to work with the Staff to bring this matter to a close as expeditiously as practicable and, as applicable, will provide the Staff with legal and factual arguments relating to the preliminary determination, but there can be no assurance that those efforts will be successful or that a disciplinary proceeding will not be brought.  TWP is prepared to contest vigorously any formal disciplinary action that would result in a censure, fine, or other sanction that could be material to our business, financial position or results of operations.  If FINRA were to institute disciplinary action, it is possible that such action could result in a material adverse effect on the Company’s business, financial position or results of operations.  However, the Company is unable to determine at this time the impact on it of the ultimate resolution of this matter.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Weisel Partners Group, Inc.

Date: July 24, 2009	By:	/s/ Ryan Stroub
Name: Ryan Stroub
Title: Chief Financial Officer